Exhibit 11.0
LEGACY BANCORP, INC.
STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
The Registrant was newly formed in 2005. Because shares had not been issued and outstanding during the entire period, earnings per share have not been reported for the year ended December 31, 2005.